Exhibit 5.1


                                         April 11, 2001



Board of Directors
Penns Woods Bancorp, Inc.
300 Market Street
Williamsport, Pennsylvania  17701

Re:  1998 Stock Option Plan
     Penns Woods Bancorp, Inc.

Ladies and Gentlemen:

     In connection with proposed issuance of up to 100,000 shares of common stock, par value $10.00 (the "Common Stock"), by Penns Woods Bancorp, Inc. (the "Company") pursuant to the Company's 1998 Stock Option Plan (the "Plan"), covered by the Company's Registration Statement on Form S-8 filed on or about this date (the "Registration Statement"), we, as counsel to the Company, have reviewed:

     (1) the Pennsylvania Business Corporation of 1988, as amended;

     (2)  the Company's articles of incorporation;

     (3)  the Company's bylaws;

     (4)  the Plan;

     (5)  the Registration Statement;

     (6)  a copy of a form of Common Stock certificate; and

     (7) resolutions adopted by the Company's Board of Directors on March 27, 2001.

     Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Registration Statement, will be legally issued by the Company, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading "LEGAL MATTERS" in the related Prospectus. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Stevens & Lee

                              STEVENS & LEE